SCHEDULE 14A

(RULE 14a-101)

Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☑	Definitive Additional Material
☐	Soliciting Material Pursuant to Rule 14a-12

Horizon Technology Finance Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Horizon Technology Finance Corporation

312 Farmington Avenue

Farmington, CT 06032

October 2, 2018

***THIRD REQUEST***

Dear Fellow Stockholder:

We are writing to remind you that the 2018 Special Meeting of Stockholders (the “Special Meeting”) of Horizon Technology Finance Corporation (the “Company”) will be held at the offices of the Company at 312 Farmington Avenue, Farmington, CT on Thursday, October 11, 2018, at 10:00 a.m. Eastern time.

Our records indicate that as of September 4, 2018, the “Record Date” for the Special Meeting, you held shares of the Company and, therefore, you are entitled to vote on the matter described in the Company’s Definitive Proxy Statement for the Special Meeting (the “Proxy Statement”) and set forth on the proxy card attached thereto, which were mailed to you on or about September 10, 2018. Our records indicate that we have not yet received your vote.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

The Company’s Board of Directors, including the Independent Directors, recommends that you vote your shares in favor of the proposals described in the Proxy Statement and set forth on the proxy card. Voting promptly may help reduce solicitation costs and will eliminate your receiving follow-up phone calls or mailings.

As the date of the Special Meeting approaches, if we have not received your proxy you may receive a phone call from a representative of Georgeson LLC, the Company’s proxy solicitor, reminding you to exercise your right to vote.

If you have any questions or need assistance voting your shares, please call Georgeson LLC, which is assisting us, toll-free at (888) 867-6963.

Thank you in advance for your participation and your consideration in this extremely important matter.

Sincerely,

Robert D. Pomeroy, Jr.

Chief Executive Officer